SPECIAL MEETING OF SHAREHOLDERS PRINCOR CAPITAL ACCUMULATION FUND, INC. HELD SEPTEMBER 16, 1997

1.Election of the Board of Directors.

                            For              Withheld

    Davis               11,285,657            132,900
    Ehrle               11,278,202            140,354
    Ferguson            11,280,496            138,061
    Gilbert             11,287,795            130,761
    Griswell            11,271,302            147,255
    Jones               11,286,352            132,205
    Keller              11,285,159            133,397
    Lukavsky            11,275,129            143,428
    Peebler             11,273,997            144,560

2.Ratification of selection of Ernst & Young LLP as independent public auditors.

          In Favor            Opposed               Abstain

         11,245,210           38,783                134,564

3.Approval of name change to Principal Capital Value Fund, Inc.

          In Favor            Opposed               Abstain

         11,027,240           234,408               156,909

4.Approval of modification of management agreement.

          In Favor            Opposed               Abstain

         10,839,806           316,349               262,402

5.Approval to eliminate the fundamental investment restriction regarding the purchase of shares of other investment companies.

     In Favor        Opposed      Abstain     Broker Non-Votes

    10,847,398       146,393      238,156          186,609